Exhibit 99.1

Power Solutions International Announces Second Quarter 2021 Financial Results

Q2 Sales Increase of 20%

Strong Second Half 2021 Sales Anticipated

WOOD DALE, Ill., August 11, 2021 — Power Solutions International, Inc. (the “Company” or “PSI”) (OTC Pink: PSIX), a leader in the design, engineering and manufacture of emission-certified engines and power systems, announced second quarter 2021 financial results.

Second Quarter 2021 Results

Sales for the second quarter of 2021 were $111.5 million, an increase of $18.4 million, or 20%, compared to the comparable quarter last year as a result of sales increases of $17.0 million and $6.4 million in the transportation and industrial end markets, respectively, partly offset by a $5.0 million decrease in the energy end market. The increase in transportation end market sales was primarily due to increased medium duty truck market business and a nominal increase in the school bus market. The increased sales within the industrial end market reflects higher demand for products used across various applications, including those products used in the material handling/forklift, arbor care and industrial cleaning equipment markets. Lower energy end market sales were driven by decreased demand for the Company’s power generation products, especially for demand response products.

Gross profit increased by $9.4 million in the second quarter of 2021 compared to the same period last year. Gross margin in the second quarter of 2021 was 11.8% versus 4.1% last year, primarily due to significantly lower warranty expenses, the impact of higher sales, and cost savings driven by actions to improve manufacturing operations, partly offset by material cost increases, higher tariff and freight costs and unfavorable product mix. For the second quarter of 2021, warranty costs were $0.7 million (net of supplier recoveries of $0.6 million), including a $3.3 million benefit for adjustments to preexisting warranties, a decrease of $13.1 million compared to warranty costs of $13.8 million (net of supplier recoveries of $0.6 million) for the three months ended June 30, 2020. The second quarter 2020 warranty costs included $9.3 million of charges for adjustments to preexisting warranties.

Operating expenses increased by $8.7 million, or 45%, versus the comparable period in 2020, mostly due to higher selling, general and administrative costs of $8.5 million driven by increased legal costs related to the Company’s indemnification obligations of former officers and employees, which were driven by elevated spending activity during the second quarter of 2021 due to the United States Attorney’s Office for the Northern District of Illinois trial involving former officers and employees. The Company also experienced higher wages and benefits expense due in part to the reinstatement of salaries and benefits to pre-COVID levels. In addition, the Company incurred higher severance costs. These cost increases were partly offset by lower financial reporting costs during the second quarter of 2021.

The Company recorded an income tax benefit of $0.5 million for the second quarter of 2021, as compared to income tax expense of $0.5 million for the same quarter last year. The income tax benefit for the second quarter of 2021 is primarily related to an adjustment in the impact of the Coronavirus Aid, Relief, and Economic Security Act. The Company continues to record a full valuation allowance against deferred tax assets which offsets the tax benefit associated with the pre-tax loss experienced in both the second quarter of 2021 and 2020.

Net loss in the second quarter of 2021 was $15.6 million, or a loss of $0.68 per share, versus net loss of $17.7 million, or $0.78 per share for the comparable prior year period. Adjusted net loss was $3.8 million, or Adjusted loss per share of $0.16, versus Adjusted net loss of $12.2 million, or Adjusted loss per share of $0.53 for the second quarter of 2020. Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) was a loss of $0.5 million compared to an Adjusted EBITDA loss of $8.6 million in the second quarter last year.

See “Non-GAAP Financial Measures” below for the Company’s definition of total Adjusted net income (loss), Adjusted earnings (loss) per share, EBITDA and Adjusted EBITDA and the financial tables that accompany this release for reconciliations of these measures to their closest comparable GAAP measures.

Debt and Liquidity

The Company’s total debt was approximately $131 million at June 30, 2021, while cash and cash equivalents were approximately $6 million. These amounts reflect the net impact of customer prepayments of approximately $5 million. Included in the Company’s total debt at June 30, 2021 were borrowings of $130 million under the Uncommitted Revolving Credit Agreement with Standard Chartered Bank (the “Credit Agreement”). The Credit Agreement includes financial covenants which were effective for the Company beginning with the three months ended June 30, 2021, including an interest coverage ratio and a minimum EBITDA threshold, as further defined in the Credit Agreement. For the three months ended June 30, 2021, the Company did not meet either of these covenants. A breach of the financial covenants under the Credit Agreement constitutes an event of default and, if not cured or waived, could result in the obligations under the Credit Agreement being accelerated. The Company is currently in discussion with Standard Chartered Bank in connection with the financial covenant breaches. As previously disclosed, the Company is also party to the First Amended and Restated Shareholder’s Loan Agreement with its majority stockholder, Weichai America Corp. (“Weichai”), which provides the Company with access of up to $130 million of credit solely for purposes of repaying outstanding borrowings under the Credit Agreement.

On July 14, 2021, the Company entered into an additional shareholder’s loan agreement with Weichai (the “Second Shareholder’s Loan Agreement”). The Second Shareholder’s Loan Agreement, which matures on May 20, 2022, provides the Company with access to up to $25 million of credit at the discretion of Weichai to supplement the Company’s working capital. As of August 11, 2021, PSI has borrowed $15 million under the Shareholder’s Loan Agreement. The Company continues to work with Weichai to explore longer-term financing options.

Revised Outlook for 2021

The Company anticipates its sales for the full year of 2021 will be at least 20 percent above 2020 levels as a result of anticipated growth across all of its end markets, with expectations for its energy and industrial end markets to provide a greater contribution in the second half of the year. During the second half of 2021, the fourth quarter is anticipated to exhibit a significantly higher sales growth rate versus the other quarters in 2021 and the Company anticipates that its gross profit as a percentage of sales will improve meaningfully in the quarter versus the first half of 2021. Also, during the second half of 2021, the Company expects to see a substantial decline in legal costs related to its obligation to indemnify certain former officers and employees of the Company. Notwithstanding this positive outlook, which is being driven in part by expectations for improved economic conditions within the United States and across various of the Company’s markets, the Company cautions that significant uncertainty still remains as a result of the ongoing COVID-19 pandemic, supply chain challenges, and other factors.

Management Comments

Lance Arnett, chief executive officer, commented, “We are pleased with the overall demand improvement during the quarter, which led to healthy year-over-year sales growth. As we look to the remainder of the year, we anticipate a greater contribution from our energy and industrial end markets which is expected to drive a higher growth rate in the second half versus what we experienced in the first half. We are also continuing in our efforts to mitigate the impact of higher material costs and tariffs through price increases and other measures and we expect better gross margin and profitability in the fourth quarter.”

Arnett concluded, “We appreciate the additional support that Weichai provided to us through the additional Shareholder’s Loan that we closed on in July. In addition to continuing our collaboration efforts with them to expand our product portfolio, we’ll also continue to work closely with them as we explore longer-term financing opportunities.”

About Power Solutions International, Inc.

Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of a broad range of advanced, emission-certified engines and power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers and end-user customers within the energy, industrial and transportation end markets. The Company’s unique in-house design, prototyping, engineering and testing capabilities allow PSI to customize clean, high-performance engines using a fuel agnostic strategy to run on a wide variety of fuels, including natural gas, propane, gasoline, diesel and biofuels.

PSI develops and delivers complete power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, demand response, microgrid, and co-generation power (CHP) applications; and industrial applications that include forklifts, agricultural and turf, arbor care, industrial sweepers, aerial lifts, irrigation pumps, ground support, and construction equipment. In addition, PSI develops and delivers powertrains purpose-built for medium-duty trucks and buses including school and transit buses, work trucks, terminal tractors, and various other vocational vehicles. For more information on PSI, visit www.psiengines.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the current expectations of the Company about its prospects and opportunities. These forward-looking statements are entitled to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify these forward-looking statements by using words such as “anticipate,” “believe,” “budgeted,” “contemplate,” “estimate,” “expect,” “forecast,” “guidance,” “may,” “outlook,” “plan,” “projection,” “should,” “target,” “will,” “would,” or similar expressions, but these words are not the exclusive means for identifying such statements. These statements are subject to a number of risks, uncertainties, and assumptions that may cause actual results, performance or achievements to be materially different from those expressed in, or implied by, such statements.

The Company cautions that the risks, uncertainties and other factors that could cause its actual results to differ materially from those expressed in, or implied by, the forward-looking statements, include, without limitation: the impact of the ongoing COVID-19 pandemic could have on the Company’s business and financial results; the Company’s ability to continue as a going concern; the Company’s ability to raise additional capital when needed and its liquidity; uncertainties around the Company’s ability to meet funding conditions under its financing arrangements and access to capital thereunder; the potential acceleration of the maturity at any time of the loans under the Company’s uncommitted senior secured revolving credit facility through the exercise by Standard Chartered Bank of its demand right; the timing of completion of steps to address, and the inability to address and remedy, material weaknesses; the identification of additional material weaknesses or significant deficiencies; risks related to complying with the terms and conditions of the settlements with the Securities and Exchange Commission (the “SEC”) and the United States Attorney’s Office for the Northern District of Illinois (the “USAO”); variances in non-recurring expenses; risks relating to the substantial costs and diversion of personnel’s attention and resources deployed to address the internal control matters; the Company’s obligations to indemnify past and present directors and officers and certain current and former employees with respect to the investigations conducted by the SEC and the criminal division of the USAO, which will be funded by the Company with its existing cash resources due to the exhaustion of its historical primary directors’ and officers’ insurance coverage; the ability of the Company to accurately forecast sales, and the extent to which sales result in recorded revenues; changes in customer demand for the Company’s products; volatility in oil and gas prices; the impact of U.S. tariffs on imports from China on the Company’s supply chain; the impact of increasing warranty costs and the Company’s ability to mitigate such costs; any delays and challenges in recruiting key employees consistent with the Company’s plans; any negative impacts from delisting of the Company’s common stock par value $0.001 from the NASDAQ Stock Market and any delays and challenges in obtaining a re-listing on a stock exchange; and the risks and uncertainties described in reports filed by the Company with the SEC, including without limitation its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and the Company’s subsequent filings with the SEC.

The Company’s forward-looking statements are presented as of the date hereof. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Power Solutions International, Inc.

Philip Kranz

Director of Investor Relations

+1 (630) 451-5402

Philip.Kranz@psiengines.com

Results of operations for the three and six months ended June 30, 2021 compared with the three and six months ended June 30, 2020 (UNAUDITED):

(in thousands, except per share amounts)	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2021	2020	Change	% Change	2021	2020	Change	% Change
Net sales	$111,478	$93,056	$18,422	20%	$211,649	$198,153	$13,496	7%
Cost of sales	98,284	89,279	9,005	10%	191,385	176,662	14,723	8%

Gross profit	13,194	3,777	9,417	NM	20,264	21,491	(1,227)	(6)%
Gross margin %	11.8%	4.1%	7.7%		9.6%	10.8%	(1.2)%
Operating expenses:
Research, development and engineering expenses	6,111	5,814	297	5%	12,335	12,566	(231)	(2)%
Research, development and engineering expenses as a % of sales	5.5%	6.2%	(0.7)%		5.8%	6.3%	(0.5)%
Selling, general and administrative expenses	21,089	12,580	8,509	68%	36,900	26,470	10,430	39%
Selling, general and administrative expenses as a % of sales	18.9%	13.5%	5.4%		17.4%	13.4%	4.0%
Amortization of intangible assets	633	764	(131)	(17)%	1,267	1,527	(260)	(17)%

Total operating expenses	27,833	19,158	8,675	45%	50,502	40,563	9,939	25%

Operating loss	(14,639)	(15,381)	742	(5)%	(30,238)	(19,072)	(11,166)	59%
Other expense, net:
Interest expense	1,469	1,427	42	3%	3,630	2,701	929	34%
Loss on extinguishment of debt	—	497	(497)	(100)%	—	497	(497)	(100)%
Other expense (income), net	1	(44)	45	(102)%	1	(255)	256	(100)%

Total other expense, net	1,470	1,880	(410)	(22)%	3,631	2,943	688	23%

Loss before income taxes	(16,109)	(17,261)	1,152	(7)%	(33,869)	(22,015)	(11,854)	54%
Income tax (benefit) expense	(538)	481	(1,019)	NM	(148)	(3,561)	3,413	(96)%

Net loss	$(15,571)	$(17,742)	$2,171	(12)%	$(33,721)	$(18,454)	$(15,267)	83%

Loss per common share:
Basic	$(0.68)	$(0.78)	$0.10	(13)%	$(1.47)	$(0.81)	$(0.66)	81%
Diluted	$(0.68)	$(0.78)	$0.10	(13)%	$(1.47)	$(0.81)	$(0.66)	81%
Non-GAAP Financial Measures:
Adjusted net loss *	$(3,774)	$(12,178)	$8,404	(69)%	$(16,730)	$(12,849)	$(3,881)	30%
Adjusted loss per share – diluted *	$(0.16)	$(0.53)	$0.37	(70)%	$(0.72)	$(0.56)	$(0.16)	29%
EBITDA*	$(12,828)	$(13,758)	$930	(7)%	$(26,527)	$(15,179)	$(11,348)	75%
Adjusted EBITDA *	$(476)	$(8,582)	$8,106	(94)%	$(8,981)	$(5,956)	$(3,025)	51%

NM	Not meaningful
*	See reconciliation of non-GAAP financial measures to GAAP results below

POWER SOLUTIONS INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except par values)	As of June 30, 2021	As of December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$5,503	$20,968
Restricted cash	2,949	3,299
Accounts receivable, net of allowances of $3,896 and $3,701 as of June 30, 2021 and December 31, 2020, respectively	59,578	60,148
Income tax receivable	4,273	3,708
Inventories, net	129,262	108,213
Prepaid expenses and other current assets	7,926	6,351

Total current assets	209,491	202,687

Property, plant and equipment, net	19,162	20,181
Intangible assets, net	9,052	10,319
Goodwill	29,835	29,835
Other noncurrent assets	16,888	20,955

TOTAL ASSETS	$284,428	$283,977

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$79,786	$31,547
Current maturities of long-term debt	304	310
Revolving line of credit	130,000	130,000
Other accrued liabilities	67,476	77,619

Total current liabilities	277,566	239,476

Deferred income taxes	1,258	886
Long-term debt, net of current maturities	743	781
Noncurrent contract liabilities	2,640	3,181
Other noncurrent liabilities	29,617	33,556

TOTAL LIABILITIES	$311,824	$277,880

STOCKHOLDERS’ (DEFICIT) EQUITY
Preferred stock – $0.001 par value. Shares authorized: 5,000. No shares issued and outstanding at all dates.	$—	$—
Common stock – $0.001 par value; 50,000 shares authorized; 23,117 shares issued; 22,894 and 22,892 shares outstanding June 30, 2021 and December 31, 2020, respectively	23	23
Additional paid-in capital	157,394	157,262
Accumulated deficit	(183,615)	(149,894)
Treasury stock, at cost, 223 and 225 shares at June 30, 2021 and December 31, 2020, respectively	(1,198)	(1,294)

TOTAL STOCKHOLDERS’ (DEFICIT) EQUITY	(27,396)	6,097

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$284,428	$283,977

POWER SOLUTIONS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Cash (used in) provided by operating activities
Net loss	$(15,571)	$(17,742)	$(33,721)	$(18,454)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Amortization of intangible assets	633	764	1,267	1,527
Depreciation	1,179	1,312	2,445	2,608
Stock-based compensation expense	123	160	232	317
Amortization of financing fees	469	493	1,627	609
Deferred income taxes	2	67	371	(323)
Loss on extinguishment of debt	—	497	—	497
Other adjustments, net	(71)	415	503	253
Changes in operating assets and liabilities:
Accounts receivable, net	(7,043)	(3,093)	577	42,492
Inventory, net	(20,054)	(15,169)	(21,417)	(31,980)
Prepaid expenses and other assets	95	5,552	11	22
Accounts payable	24,188	(48)	48,475	(8,634)
Accrued expenses	1,022	14,998	(10,122)	24,692
Other noncurrent liabilities	(4,892)	(8,500)	(4,487)	(9,616)

Net cash (used in) provided by operating activities	(19,920)	(20,294)	(14,239)	4,010

Cash provided by (used in) investing activities
Capital expenditures	(568)	(637)	(1,185)	(1,416)
Return of investment in joint venture	2,181	—	2,181	—
Other investing activities, net	26	—	36	7

Net cash provided by (used in) investing activities	1,639	(637)	1,032	(1,409)

Cash provided by (used in) financing activities
Repayments of long-term debt and lease liabilities	(91)	(55,200)	(193)	(55,200)
Proceeds from revolving line of credit	—	52,738	—	180,298
Repayments of revolving line of credit	—	60,432	—	(89,826)
Payments of deferred financing costs	(13)	(1,970)	(2,549)	(1,970)
Other financing activities, net	134	97	134	76

Net cash provided by (used in) financing activities	30	56,097	(2,608)	33,378

Net (decrease) increase in cash, cash equivalents, and restricted cash	(18,251)	35,166	(15,815)	35,979
Cash, cash equivalents, and restricted cash at beginning of the period	26,703	816	24,267	3

Cash, cash equivalents, and restricted cash at end of the period	$8,452	$35,982	$8,452	$35,982

Non-GAAP Financial Measures

In addition to the results provided in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) above, this press release also includes non-GAAP (adjusted) financial measures. Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the consolidated financial statements, including the related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Form 10-Q for the quarterly period ended June 30, 2021. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated below.

Non-GAAP Financial Measure	Comparable GAAP Financial Measure
Adjusted net income (loss)	Net income (loss)
Adjusted earnings (loss) per share	Earnings (loss) per common share – diluted
EBITDA	Net income (loss)
Adjusted EBITDA	Net income (loss)

The Company believes that Adjusted net income (loss), Adjusted earnings (loss) per share, EBITDA, and Adjusted EBITDA provide relevant and useful information, which is widely used by analysts, investors and competitors in its industry as well as by the Company’s management in assessing the performance of the Company. Adjusted net income (loss) is defined as net income (loss) as adjusted for certain items that the Company believes are not indicative of its ongoing operating performance. Adjusted earnings (loss) per share is a measure of the Company’s diluted earnings (loss) per common share adjusted for the impact of special items. EBITDA provides the Company with an understanding of earnings before the impact of investing and financing charges and income taxes. Adjusted EBITDA further excludes the effects of other non-cash charges and certain other items that do not reflect the ordinary earnings of the Company’s operations.

Adjusted net income (loss), Adjusted earnings (loss) per share, EBITDA, and Adjusted EBITDA are used by management for various purposes, including as a measure of performance of the Company’s operations and as a basis for strategic planning and forecasting. Adjusted net income (loss), Adjusted earnings (loss) per share, and Adjusted EBITDA may be useful to an investor because these measures are widely used to evaluate companies’ operating performance without regard to items excluded from the calculation of such measures, which can vary substantially from company to company depending on the accounting methods, the book value of assets, the capital structure and the method by which the assets were acquired, among other factors. They are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with U.S. GAAP.

The following table presents a reconciliation from Net loss to Adjusted net loss for the three and six months ended June 30, 2021 and 2020 (UNAUDITED):

(in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Net loss	$(15,571)	$(17,742)	$(33,721)	$(18,454)
Stock-based compensation [1]	123	160	232	317
Loss on debt extinguishment [2]	—	497	—	497
Severance [3]	232	—	692	—
Incremental financial reporting [4]	—	957	—	1,779
Internal control remediation [5]	310	294	703	892
Government investigations and other legal matters [6]	11,687	3,268	15,919	5,738
Discrete income tax items [7]	(555)	388	(555)	(3,618)

Adjusted net loss	$(3,774)	$(12,178)	$(16,730)	$(12,849)

The following table presents a reconciliation from Loss per common share – diluted to Adjusted loss per share for the three and six months ended June 30, 2021 and 2020 (UNAUDITED):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Loss per common share – diluted	$(0.68)	$(0.78)	$(1.47)	$(0.81)
Stock-based compensation [1]	0.01	0.01	0.01	0.01
Loss on debt extinguishment [2]	—	0.02	—	0.02
Severance [3]	0.01	—	0.03	—
Incremental financial reporting [4]	—	0.04	—	0.08
Internal control remediation [5]	0.01	0.02	0.03	0.04
Government investigations and other legal matters [6]	0.51	0.14	0.70	0.25
Discrete income tax items [7]	(0.02)	0.02	(0.02)	(0.15)

Adjusted loss per share – diluted	$(0.16)	$(0.53)	$(0.72)	$(0.56)

Diluted shares (in thousands)	22,893	22,858	22,893	22,858

The following table presents a reconciliation from Net loss to EBITDA and Adjusted EBITDA for the three and six months ended June 30, 2021 and 2020 (UNAUDITED):

(in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Net loss	$(15,571)	$(17,742)	$(33,721)	$(18,454)
Interest expense	1,469	1,427	3,630	2,701
Income tax (benefit) expense	(538)	481	(148)	(3,561)
Depreciation	1,179	1,312	2,445	2,608
Amortization of intangible assets	633	764	1,267	1,527

EBITDA	(12,828)	(13,758)	(26,527)	(15,179)
Stock-based compensation [1]	123	160	232	317
Loss on debt extinguishment [2]	—	497	—	497
Severance [3]	232	—	692	—
Incremental financial reporting [4]	—	957	—	1,779
Internal control remediation [5]	310	294	703	892
Government investigations and other legal matters [6]	11,687	3,268	15,919	5,738

Adjusted EBITDA	$(476)	$(8,582)	$(8,981)	$(5,956)

1.	Amounts reflect non-cash stock-based compensation expense.
2.	Amount represents the loss on the extinguishment of the Company’s prior credit facility with Wells Fargo Bank, N.A. and the senior unsecured notes in April 2020.
3.	Amounts represent severance and other post-employment costs for certain former employees of the Company.
4.

Amounts represent professional services fees related to the Company’s efforts to prepare, audit and file delinquent financial statements with the SEC, as well as tax compliance matters impacted by the restatement of prior period financial statements. The amounts exclude $0.1 million and $1.0 million for the three and six months ended June 30, 2020.

5.	Amounts represent professional services fees related to the Company’s efforts to remediate internal control material weaknesses including certain costs to upgrade IT systems.
6.

Amounts include professional services fees for the three and six months ended June 30, 2021 of $10.5 million and $13.6 million, respectively, and $2.4 million and $3.8 million for the three and six months ended June 30, 2020, respectively, related to costs to indemnify certain former officers and employees of the Company. The Company is obligated to pay legal costs of certain former officers and employees in accordance with Company bylaws and certain indemnification agreements. As further discussed in Note 9. Commitments and Contingencies of Part I, Item 1. Financial Statements, within the Company’s Form 10-Q for the quarterly period ended June 30, 2021, the Company fully exhausted its historical primary directors’ and officers’ insurance coverage in connection with these matters during the first quarter of 2020. Also included are professional services fees and reserves related to certain other legal matters.

7.

Amounts for all periods include adjustments to impacts of the CARES Act; the six months ended June 30, 2020 also include a change in the deferred tax liability related to an indefinite lived intangible asset.